Exhibit 99.1

Dice Holdings, Inc. Reports First Quarter 2008 Results

•	Revenues grew 30% to $39.6 million

•	Operating income increased 128% to $10.4 million

•	Income from continuing operations totaled $3.8 million, or $0.06 per diluted share, including the impact of a $2.3 million non-cash, pre-tax charge related to interest rate swap agreements

•	Net income totaled $4.3 million

•	Cash flow from operations grew 66% to $23.6 million

•	Adjusted EBITDA increased 43% to $16.8 million (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

New York, New York, April 29, 2008 —Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter ended March 31, 2008.

First Quarter Operating Results

Total revenues for the quarter ended March 31, 2008 increased 30% to $39.6 million versus $30.4 million in the comparable quarter of 2007. The increase was driven by strong performance at eFinancialCareers, as well as an increase in the number of recruitment package customers and growth in the average revenue per recruitment package customer at Dice.com.

Operating income for the quarter ended March 31, 2008 grew $5.8 million or 128% from the comparable quarter of 2007 to $10.4 million as a result of higher revenues, greater operating leverage at eFinancialCareers and Dice.com, and lower amortization expense of intangible assets.

Income from continuing operations for the quarter ended March 31, 2008 totaled $3.8 million including the impact of a $2.3 million non-cash, pre-tax charge related to the determination that the Company’s two interest rate swap agreements did not initially qualify for hedge accounting. See “Recent Developments” for additional detail. Net income for the quarter ended March 31, 2008 totaled $4.3 million. Earnings per diluted share from continuing operations were $0.06 for the quarter ended March 31, 2008.

Net cash provided by operating activities for the quarter was $23.6 million compared with $14.2 million in the first quarter of 2007, an increase of 66%.

Adjusted EBITDA for the quarter ended March 31, 2008 was $16.8 million, compared with $11.8 million for the first quarter of 2007, an increase of 43%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

For the quarter ended March, 31 2008, DCS Online revenues were $27.1 million or 68% of Dice Holdings’ consolidated revenues, representing a 16% increase over the comparable 2007 quarter. Growth was driven by a greater number of recruitment package customers and an increase in average revenue per recruitment package customer at Dice.com. A strong increase in revenue at ClearanceJobs also contributed. Within the segment, Dice.com represented a significant majority of total revenues for the period.

eFinancialCareers, which accounted for 25% of Dice Holdings’ consolidated revenues in the first quarter of 2008, consists of the eFinancialCareers operations outside of North America. For the quarter ended March 31, 2008, eFinancialCareers revenues grew 90% to $9.8 million (or 77% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the first quarter 2007 results). The growth was primarily driven by an increase in the number of clients eFinancialCareers serves, as well as an increase in yield per client. In addition, revenue growth was geographically widespread with each of eFinancialCareers’ regions contributing.

The other businesses operated by Dice Holdings, which include the eFinancialCareers operations in North America, JobsintheMoney.com, and Targeted Job Fairs, are reported in the Other category. Other revenues grew 43% to $2.7 million (or 19% after adding back the impact of deferred revenue written off in connection with the October 2006 acquisition of eFinancialCareers to the first quarter 2007 results).

Balance Sheet

Deferred revenue at March 31, 2008 was $52.3 million compared to $42.1 million at March 31, 2007. The 24% increase was primarily attributable to serving a greater number of recruitment package customers at Dice together with a higher number of those customers under annual contract than at March 31, 2007. This also represented a 13% increase from the $46.2 million balance at December 31, 2007.

Net debt, defined as total debt less cash and cash equivalents, was $43.9 million at March 31, 2008, consisting of total debt of $122.0 million minus cash and cash equivalents of $78.1 million. This compares to a net debt balance of $66.7 million at December 31, 2007, consisting of total debt of $124.4 million minus cash and cash equivalents and marketable securities of $57.7 million.

Recent Developments

During the first quarter, the Company determined its two interest rate swap agreements covering $80 million notional amount of borrowings did not initially qualify for hedge accounting based on the Company’s hedging policy and the timing of its effectiveness tests. On March 18, 2008, the Company amended its hedging policy and performed new effectiveness tests, which resulted in the interest rate swap agreements qualifying for hedge accounting treatment as of that date. A one-time non-cash charge of approximately $2.3 million was recorded reflecting the change in fair value of the two swap agreements from inception to March 18, 2008. Subsequently, the change in fair value was recorded to stockholders’ equity.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, stated “Our solid financial performance continued in the first quarter, led by eFinancialCareers which exceeded our expectations for both growth and profitability. Despite a more difficult environment as the quarter progressed, our combined U.S. businesses achieved 16% organic revenue growth as customers continued to use our services to recruit hard-to-find, highly skilled professionals.” Mr. Melland continued, “It’s an important time to reach job seekers in order to build the size, quality and loyalty of our professional communities. To that end, we will continue to invest, pursuing long-term global growth opportunities for our company.”

Mike Durney, Senior Vice President, Finance and Chief Financial Officer, added “Our first quarter operating results continue to be characterized by the two fundamental elements of our business model — high levels of profitability and strong cash flow. Measured at the Adjusted EBITDA level, our operating margins were over 42% for the first quarter and we generated $23.6 million in cash flow from operations.” Mr. Durney noted, “At Dice, we were able to continue to increase the number of annual recruitment package customers from year end. While we are impacted by the slowdown in the U.S., the strength of our overall model allows us to consistently reinvest in our businesses while generating significant amounts of cash.”

Business Outlook

As of April 29, 2008, the Company anticipates the following financial performance for the quarter ending June 30, 2008 and full year 2008:

	Quarter ending June 30, 2008		Fiscal Year 2008
Total Revenue	$40.0 – 40.5	mm	$158 – 163	mm

Estimated Contribution by Segment
DCS Online	$27.1 – 27.3	mm	$106 – 108	mm
eFinancialCareers	$10.1 – 10.3	mm	$41 – 43	mm
Other	$2.8 – 2.9	mm	$11 – 12	mm

Sales & Marketing expense	$16.3 – 16.8	mm	$60 – 62	mm

Adjusted EBITDA	$16.0 – 16.5	mm	$66 – 70	mm

Depreciation and amortization	$5.1 – 5.2	mm	$21 – 22	mm
Non-cash stock compensation expense	$1.4 – 1.5	mm	$5 – 6	mm
Interest expense, net	$2.0 – 2.1	mm	$9 – 10	mm
Other expense	—		$2.3	mm
Income taxes	$2.8 – 3.0	mm	$11 – 13	mm

Income from continuing operations	$4.0 – 4.7	mm	$17 – 22	mm

Adjusted EBITDA Margin	40 – 41%		42 – 43%

Fully diluted share count	65 – 66	mm	66 – 68	mm

Conference Call Information

The Company will host a conference call to discuss first quarter results today at 8:30 a.m. Eastern Time. Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-825-1709 or for international callers by dialing 617-213-8060; the participant passcode is 31403244. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 30205766. The replay will be available until May 6, 2008. The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Contacts

Jennifer Bewley

Director, Investor Relations

Dice Holdings, Inc.

212.448.4181 | IR@dice.com

Media Relations

Rich Layne or Stephanie Sampiere, ICR Inc.

646-277-1219 | 646-277-1222

About Dice Holdings, Inc.

Dice Holdings, Inc. is a leading provider of specialized career websites for professional communities, including technology and engineering, capital markets and financial services, accounting and finance, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 17 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, non-cash impairment of intangible assets and add back of deferred revenue written off (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash charges or expenses, and to add back the deferred revenues written off in connection with the eFinancialCareers acquisition purchase accounting adjustment.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present this discussion of Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except per share amounts)

	For the three months ended March 31,
	2008	2007
Revenues	$39,569	$30,389

Operating expenses:
Cost of revenues	2,417	1,826
Product development	1,172	980
Sales and marketing	14,906	13,214
General and administrative	5,549	3,949
Depreciation	863	619
Amortization of intangible assets	4,242	5,228

Total operating expenses	29,149	25,816

Operating income	10,420	4,573
Interest expense	(2,684)	(2,347)
Interest income	482	74
Other expense	(2,266)	—

Income from continuing operations before income taxes	5,952	2,300
Income tax expense (benefit)	2,186	(907)

Income from continuing operations	3,766	3,207

Discontinued operations:
Income (loss) from discontinued operations	519	(949)
Income tax benefit from discontinued operations	—	(5,619)

Income from discontinued operations, net of tax	519	4,670

Net income	4,285	7,877
Convertible preferred stock dividends	—	(107,718)

Income (loss) attributable to common stockholders	$4,285	$(99,841)

Basic and diluted earnings (loss) per share:
From continuing operations	$0.06	$(1,133.52)
From discontinued operations	0.01	50.65

	$0.07	$(1,082.87)

Weighted average diluted shares outstanding	65,346	92

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the three months ended March 31,
	2008	2007
Cash flows provided by operating activities:
Net income	$4,285	$7,877
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	863	619
Amortization	4,242	5,228
Deferred income taxes	493	(7,386)
Gain on sale of joint venture	(611)	—
Amortization of deferred financing costs	208	151
Share based compensation	1,296	574
Loss on interest rate hedges	2,266	—
Changes in operating assets and liabilities:
Accounts receivable	1,040	1,072
Prepaid expenses and other assets	(55)	(840)
Accounts payable and accrued expenses	2,015	(1,882)
Income taxes payable	1,505	205
Deferred revenue	6,030	7,706
Other, net	(6)	922

Net cash provided by operating activities	23,571	14,246

Cash flows used for investing activities:
Purchases of fixed assets	(756)	(631)
Maturities and sales of marketable securities	100	—
Other, net	—	(15)

Net cash used for investing activities	(656)	(646)

Cash flows used for financing activities:
Proceeds from long-term debt	—	113,000
Payments on long-term debt	(2,400)	(11,000)
Dividends paid on convertible preferred stock	—	(107,718)
Dividends paid on common stock	—	(180)
Payments to holders of vested stock options in lieu of dividends	—	(4,602)
Financing costs paid	—	(2,239)
Payment of costs related to initial public offering	(354)	—
Proceeds from stock option exercises	3	—

Net cash used for financing activities	(2,751)	(12,739)

Net cash used for operating activities of discontinued operations	(409)	718
Net cash used for investing activities of discontinued operations	—	(6)

Net cash used for discontinued operations	(409)	712
Effect of exchange rate changes	793	20

Net change in cash and cash equivalents for the period	20,548	1,593
Cash and cash equivalents, beginning of period	57,525	5,684

Cash and cash equivalents, end of period	$78,073	$7,277

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	March 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$78,073	$57,525
Marketable securities	50	150
Accounts receivable, net of allowance for doubtful accounts of $1,727 and $1,631	18,076	19,112
Deferred income taxes - current	11,737	13,750
Prepaid and other current assets	2,532	2,582
Current assets of discontinued operations	—	195

Total current assets	110,468	93,314

Fixed assets, net	5,760	5,768
Acquired intangible assets, net	74,334	78,572
Goodwill	159,808	159,773
Deferred financing costs, net of accumulated amortization of $1,460 and $1,252	3,333	3,541
Other assets	449	484
Non-current assets of discontinued operations	—	135

Total assets	$354,152	$341,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$13,732	$11,971
Deferred revenue	52,269	46,230
Current portion of long-term debt	750	2,850
Income taxes payable	5,066	3,697
Current liabilities of discontinued operations	—	1,404

Total current liabilities	71,817	66,152
Long-term debt	121,250	121,550
Deferred income taxes - non-current	25,043	26,256
Interest rate hedge liability	2,156	—
Other long-term liabilities	6,995	7,002

Total liabilities	227,261	220,960
Total stockholders’ equity	126,891	120,627

Total liabilities and stockholders’ equity	$354,152	$341,587

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. Historical results for each quarter of 2006 and 2007 can be found at our website www.diceholdingsinc.com under the Investor Relations section. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarters ended March 31, 2007 and 2008 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information for the quarters ended March 31, 2007 and 2008 that we believe is useful to understanding the business operations of the Company, namely, Adjusted Revenues By Segment, which reflects historical revenues adjusted for the addition of deferred revenue that was previously written off as part of purchase accounting adjustments related to the eFinancialCareers acquisition.

DICE HOLDINGS, INC.

QUARTERLY ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

(in thousands)

	For the three months ended March 31,
	2008	2007
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$4,285	$7,877
Discontinued operations	(519)	(4,670)
Interest income	(482)	(74)
Interest expense	2,684	2,347
Income tax expense (benefit)	2,186	(907)
Depreciation	863	619
Amortization of intangible assets	4,242	5,228
Non-cash stock compensation expense	1,296	574
Other expense	2,266	—
Deferred revenue adjustment	—	758

Adjusted EBITDA	$16,821	$11,752

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$23,571	$14,246
Interest expense	2,684	2,347
Interest income	(482)	(74)
Income tax expense (benefit)	2,186	(907)
Deferred income taxes	(493)	7,386
Change in accounts receivable	(1,040)	(1,072)
Change in deferred revenue	(6,030)	(7,706)
Changes in working capital	(3,459)	1,596
Adjustments for discontinued operations	(116)	(4,822)
Deferred revenue adjustment	—	758

Adjusted EBITDA	$16,821	$11,752

DICE HOLDINGS, INC.

NON-GAAP RECONCILIATIONS AND QUARTERLY SUPPLEMENTAL DATA

(Unaudited)

(dollars in thousands except per customer data)

	Q1 2008	Q1 2007
Reconciliation of GAAP Reported Revenue by Segment to Adjusted Revenue by Segment
DCS Online:
Reported Actual	$27,075	$23,350

DCS Online	27,075	23,350

eFinancialCareers:
Reported Actual	9,781	5,145
Deferred Revenue Adjustment (1)	—	379

eFinancialCareers	9,781	5,524

Other:
Reported Actual	2,713	1,894
Deferred Revenue Adjustment (1)	—	379

Other	2,713	2,273

Consolidated:
Reported Actual	$39,569	$30,389
Deferred Revenue Adjustment (1)	—	758

Total Adjusted Revenue	$39,569	$31,147

Percentage of Adjusted Revenue by Segment
DCS Online	68.4%	75.0%
eFinancialCareers	24.7%	17.7%
Other	6.9%	7.3%

	100.0%	100.0%

Sales and Marketing Expense	$14,906	$13,214
Sales and Marketing Expense as a Percentage of :
Actual Revenue	37.7%	43.5%
Adjusted Revenue	37.7%	42.4%

Adjusted EBITDA	$16,821	$11,752
Adjusted EBITDA Margin	42.5%	37.7%

Dice.com Recruitment Package Customers
Beginning of period	8,700	7,600
End of period	9,150	8,500
Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$859	$826
Deferred Revenue	$52,269	$42,114

Segment Definitions:

DCS Online: Dice.com and ClearanceJobs.com

eFinancialCareers: eFinancialCareers worldwide, excluding North America

Other: eFinancialCareers (North America), Targeted Job Fairs, JobsintheMoney.com

(1)	Deferred revenue adjustments are related to deferred revenue written off in application of purchase accounting. See discussion at “Supplemental Information and Non-GAAP Reconciliations”.
(2)	Reflects simple average of three months in each quarterly period.